Exhibit 99.1

    GenCorp Commences Consent Solicitation With Respect to Its 9 1/2% Senior
                           Subordinated Notes Due 2013

    SACRAMENTO, Calif., Oct. 20 /PRNewswire-FirstCall/ -- GenCorp Inc. ("GenCorp") (NYSE: GY) announced today that it has commenced a consent solicitation with respect to a proposed amendment to the Indenture governing its 9 1/2% Senior Subordinated Notes due 2013 (the "Notes"). GenCorp is soliciting consents from noteholders of record as of October 19, 2004.

    The purpose of the Proposed Amendment is to (i) permit the Company to refinance its outstanding 5 3/4% Convertible Subordinated Notes due 2007 (the "5 3/4% Notes") with new subordinated debt having a final maturity or redemption date later than the final maturity or redemption date of the 5 3/4% Notes being refinanced and (ii) provide that the Company shall have up to ten business days to apply the proceeds of refinancing indebtedness toward the redemption or repurchase of outstanding indebtedness.

    The consent solicitation will expire at 5:00 p.m., New York City time, on October 29, 2004, unless extended by GenCorp. If GenCorp receives valid consents from holders of a majority in aggregate principal amount of the outstanding Notes prior to the expiration of the consent solicitation, GenCorp will pay a consent fee of $1.25 for each $1,000 principal amount of Notes for which a consent is validly delivered and not revoked. Holders may revoke their consents until the proposed amendment becomes effective.

    The detailed terms and conditions of the consent solicitation are contained in the consent solicitation statement dated October 20, 2004. Wachovia Securities will act as Solicitation Agent for the consent solicitation. Persons with questions regarding the consent solicitation should contact Wachovia Securities, Liability Management Group at 704-715-8341 (collect) or 866-309-6316 (toll-free). Holders of Notes can obtain copies of the consent solicitation statement and related material from the Information and Tabulation Agent, Global Bondholder Services Corporation, at 212-430-3774 (banks and brokers) or 866-873-5600 (toll-free).

    GenCorp is a technology-based manufacturer with positions in the aerospace and defense and real estate industries. Additional information about GenCorp can be obtained by visiting GenCorp's web site at www.GenCorp.com.

    This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time to time in GenCorp's filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine GenCorp's future results are beyond the ability of GenCorp to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. GenCorp undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE  GenCorp Inc.
    -0-                             10/20/2004
    /CONTACT: investors Yasmin Seyal, senior vice president & chief financial officer, +1-916-351-8585, or media, Linda Beech Cutler, vice president, corporate communications, +1-916-351-8650, both of GenCorp Inc./
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20010108/SFM125LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.gencorp.com /
    (GY)

CO:  GenCorp Inc.
ST:  California
IN:  CPR STW FIN ARO RLT
SU: